EXHIBIT 12.1


                       FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:

                                       Years Ended December 31,
                           ------------------------------------------------
                             1996      1997      1998      1999      2000
                           --------  --------  --------  --------  --------
                                               (In Thousands)
Income from continuing
  operations               $226,249  $245,108  $153,848  $136,467  $ 76,987
Add:
Provision for income taxes  247,168   231,315   170,566   195,653   159,573
Minority interests' share
 of net income               48,529    40,343    37,012    48,714    36,680
Interest expense, net       117,291   151,720   205,588   194,069   205,346
Rental expense factor           457       240       323       188         -
                           --------  --------  --------  --------  --------
Earnings available for
 fixed charges             $639,694  $668,726  $567,337  $575,091  $478,586
                           ========  ========  ========  ========  ========

Interest expense, net      $117,291  $151,720  $205,588  $194,069  $205,346
Capitalized interest         22,979    23,021    19,612     3,768     7,216
Rental expense factor           457       240       323       188         -
                           --------  --------  --------  --------  --------
Fixed charges              $140,727  $174,981  $225,523  $198,025  $212,562
                           ========  ========  ========  ========  ========

Ratio of earnings to
 fixed charges                 4.5x      3.8x      2.5x      2.9x      2.3x
                               ====      ====      ====      ====      ====


                               Nine Months
                           Ended September 30,
                           ------------------
                             2000      2001
                           --------  --------
                             (In Thousands)
Income from continuing
  operations               $  9,709  $106,230
Add:
Provision for income taxes   93,477   173,308
Minority interests' share
 of net income               21,832    35,855
Interest expense, net       153,287   129,945
Rental expense factor           141         -
                           --------  --------
Earnings available for
 fixed charges             $278,446  $445,338
                           ========  ========

Interest expense, net      $153,287  $129,945
Capitalized interest          4,841     6,563
Rental expense factor           141         -
                           --------  --------
Fixed charges              $158,269  $136,508
                           ========  ========

Ratio of earnings to
 fixed charges                 1.8x      3.3x
                               ====      ====